Exhibit 4.03

DESCRIPTION OF II-VI INCORPORATED’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of August 12, 2019, II-VI Incorporated (“II-VI”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is its common stock, no par value (“Common Stock”).
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this description is a part. We encourage you to read our Articles of Incorporation, our By-Laws and the applicable provisions of the Pennsylvania Business Corporation Law (the “BCL”) for additional information.
Authorized Capital Shares
Our authorized capital shares consist of 300,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.
Voting Rights
The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of Common Stock are not entitled to cumulative voting of their shares in elections of directors.
Dividend Rights
Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor.
Liquidation Rights
In the event of a liquidation, dissolution or winding up of II-VI, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of our Preferred Stock.
Other Rights and Preferences
Holders of Common Stock have no preemptive or conversion rights or other subscription rights. Our Common Stock is not subject to any redemption or sinking fund provisions. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any then outstanding Preferred Stock.
Provisions in the Articles of Incorporation and the By-Laws
The Articles of Incorporation and the By-Laws contain provisions that could make II-VI a less attractive target for a hostile takeover and could make more difficult or discourage a merger proposal, a tender offer or a proxy contest.
Such provisions include:
•a requirement that shareholder-nominated director nominees be nominated in advance of the meeting at which directors are elected and that specific information be provided in connection with such nomination;
•the ability of II-VI’s Board of Directors to issue additional shares of Common Stock or Preferred Stock without shareholder approval; and
•certain provisions requiring supermajority approval (at least two-thirds of the votes cast by all shareholders entitled to vote thereon, voting together as a single class).
Listing
The Common Stock is traded on The Nasdaq Global Select Market under the trading symbol “IIVI.”

Exhibit 4.03

Description of Mandatory Convertible Preferred Stock

The following description of the Mandatory Convertible Preferred Stock is a summary as of August 19, 2020 and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Statement with Respect to Shares, which is filed as an exhibit to the Annual Report on Form 10-K of which this description is a part (the “Statement with Respect to Shares”). We encourage you to read the Articles of Incorporation, the applicable provisions of the BCL and the Statement with Respect to Shares for additional information.
For purposes of this description, references to:
•“the Company,” “us,” “we” or “our” refer to II-VI Incorporated and not any of its subsidiaries;

•“Business Day” refer to any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close or be closed; and

•close of business” refer to 5:00 p.m., New York City time, and “open of business” refer to 9:00 a.m., New York City time.
General
We have issued 2,300,000 shares of Mandatory Convertible Preferred Stock. The Mandatory Convertible Preferred Stock is, and our Common Stock issuable upon the conversion of the Mandatory Convertible Preferred Stock will be, fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock have no preemptive or preferential rights to purchase or subscribe for any class of our stock, obligations, warrants or other securities.

Ranking
The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, ranks:
•senior to (i) our Common Stock and (ii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the “Initial Issue Date”), the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•on parity with any class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”); and

•junior to our existing and future indebtedness and other liabilities.
In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock is structurally subordinated to existing and future indebtedness and other obligations of each of our subsidiaries.

Exhibit 4.03

Listing
We have listed the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market under the symbol “IIVIP.” We have agreed to use our commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on The Nasdaq Global Select Market. However, there can be no assurance that the Mandatory Convertible Preferred Stock will be listed, and if listed, that it will continue to be listed. Listing the Mandatory Convertible Preferred Stock on The Nasdaq Global Select Market does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Mandatory Convertible Preferred Stock easily.

Dividends
Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock as to dividend rights, holders of the Mandatory Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, only out of funds available to pay dividends (as defined below), in the case of dividends paid in cash, and shares of Common Stock legally permitted to be issued, in the case of dividends paid in shares of Common Stock, cumulative dividends at the rate per annum of 6.00% of the Liquidation Preference of $200.00 per share of the Mandatory Convertible Preferred Stock (equivalent to $12.00 per annum per share), payable in cash, by delivery of shares of our Common Stock or through any combination of cash and shares of our Common Stock, as determined by us in our sole discretion (subject to the limitations described below). Under applicable Pennsylvania law, we will have “funds available to pay dividends” if after giving effect to the relevant dividend payment we (i) would be able to pay our debts as they become due in the usual course of our business and (ii) our total assets would be greater than or equal to the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time as of which the dividend is measured, in order to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.
If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year to, and including, July 1, 2023 commencing on October 1, 2020 (each, a “Dividend Payment Date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds available to pay dividends.
If declared, dividends will be payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the close of business on the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding the relevant Dividend Payment Date (each, a “Regular Record Date”), whether or not such holders early convert their shares, or such shares are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding Dividend Payment Date. These Regular Record Dates will apply regardless of whether a particular Regular Record Date is a Business Day. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.
A full dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the October 1, 2020 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (subsequent to the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any other partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the initial dividend period will be $2.80 per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of 6.00% and a Liquidation Preference of $200.00 per share) and will be payable, when, as and if declared, on October 1, 2020 to the holders of record thereof on September 15, 2020. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $3.00 per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of 6.00% and a Liquidation Preference of $200.00 per share). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest, nor shall additional dividends be payable thereon, if they are paid subsequent to the applicable Dividend Payment Date.

Exhibit 4.03

No dividend will be paid unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. No dividend will be declared or paid upon, or any sum of cash or number of shares of our Common Stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our Common Stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.
Except as described herein, dividends on shares of Mandatory Convertible Preferred Stock converted into Common Stock will cease to accumulate on July 1, 2023, the Fundamental Change Conversion Date or the Early Conversion Date, as applicable.
Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including our Mandatory Convertible Preferred Stock, is limited by the terms of our Credit Agreement and may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may also be limited by applicable Pennsylvania law.

Method of Payment of Dividends
Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period) determined in our sole discretion:
•in cash;

•by delivery of shares of our Common Stock; or

•through any combination of cash and shares of our Common Stock.
We will make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our Common Stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in shares of our Common Stock no later than ten Scheduled Trading Days (as defined under “—Mandatory Conversion—Definitions”) prior to the Dividend Payment Date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.
All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a declared dividend on the shares of Mandatory Convertible Preferred Stock will be computed to the nearest cent. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP (as defined under “—Mandatory Conversion—Definitions”) per share of our Common Stock over the five consecutive Trading Day (as defined under “—Mandatory Conversion— Definitions”) period ending on, and including, the second Trading Day prior to the applicable Dividend Payment Date (the “Average Price”).
No fractional shares of our Common Stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of dividends. We will instead, to the extent we are legally permitted to do so (including under the terms of our Credit Agreement), pay a cash adjustment (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of a share of our Common Stock based on the Average Price with respect to such dividend. In the event that we cannot pay cash in lieu of a fractional share (whether under the terms of our Credit Agreement or otherwise), we will instead round up to the nearest whole share for each holder.
To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of our Common Stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares are freely tradable without registration pursuant to Rule 144 by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act of 1933 (the “Securities Act”).

Exhibit 4.03

Notwithstanding the foregoing, in no event will the number of shares of our Common Stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to:
•the declared dividend divided by

•$15.05, which amount represents approximately 35% of the Initial Price (as defined under “—Mandatory Conversion—Definitions”), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth below in “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “Floor Price”).
To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our Common Stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, to the extent we are able to do so under applicable Pennsylvania law, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our Common Stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.
Dividend Stopper
So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our Common Stock or any other class or series of Junior Stock, and no Common Stock or any other class or series of Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in full in cash, shares of our Common Stock or a combination thereof upon, or a sufficient sum of cash or number of shares of our Common Stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.
The foregoing limitation shall not apply to:
•any dividend or distribution payable in shares of Common Stock or any other class or series of our capital stock that is neither Parity Stock nor Senior Stock;

•purchases, redemptions or other acquisitions of Common Stock, other Junior Stock or Parity Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

•purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, or acquisitions of shares of Common Stock surrendered, deemed surrendered or withheld in connection with the exercise of stock options or the vesting of restricted shares, restricted share units, restricted share equivalents, performance share units, or instruments similar to any of the foregoing (provided that the number of shares purchased to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount);

•purchases of Common Stock or any other class or series of our capital stock that is neither Parity Stock nor Senior Stock pursuant to a contractually binding requirement to buy Common Stock or any such other class or series of our capital stock existing prior to July 1, 2020;

•any dividends or distributions of rights or any class or series of our capital stock that is neither Parity Stock nor Senior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

Exhibit 4.03

•the exchange or conversion of any class or series of our capital stock that is neither Parity Stock nor Senior Stock for or into other class or series of our capital stock that is neither Parity Stock nor Senior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or any class or series of our capital stock that is neither Parity Stock nor Senior Stock and, in each case, the payment of cash solely in lieu of fractional shares; and

•the deemed purchase or acquisition of fractional interests in shares of our Common Stock, any other class or series of our capital stock that is neither Parity Stock nor Senior Stock or Parity Stock pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged.
The phrase “Share Dilution Amount” means the increase in the number of diluted shares of our Common Stock outstanding (determined in accordance with U.S. GAAP, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a regular dividend period related to such Dividend Payment Date), or (ii) have been declared but a sum of cash or number of shares of our Common Stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Regular Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the holders of the shares of Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, we shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock bear to each other (subject to their having been declared by our board of directors, or an authorized committee thereof, out of funds available to pay dividends); provided that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate. For purposes of this calculation, with respect to non-cumulative Parity Stock, we will use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative Parity Stock.
Subject to the foregoing, and not otherwise, such dividends as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid (payable in cash or other property or securities) on any securities, including our Common Stock and other Junior Stock, from time to time out of funds available to pay dividends, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.
Redemption
The Mandatory Convertible Preferred Stock will not be redeemable. However, at our option, we may purchase or otherwise acquire (including in an exchange transaction) the Mandatory Convertible Preferred Stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, holders.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a Liquidation Preference in the amount of $200.00 per share of the Mandatory Convertible Preferred Stock (the “Liquidation Preference”), plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of indebtedness and other liabilities to our creditors and holders of shares of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock as to distribution rights upon our liquidation, winding up or dissolution and before any payment or distribution is made to holders of any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock as to distribution rights upon our liquidation, winding up or dissolution (including our Common Stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the Liquidation Preference, plus an amount equal to accumulated and unpaid dividends, whether or not declared, to, but excluding, the date fixed for such liquidation, winding-up or dissolution, on the shares of Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends, whether or not declared, to, but

Exhibit 4.03

excluding, the date fixed for such liquidation, winding-up or dissolution, on the shares of all Parity Stock are not paid in full, all holders of the Mandatory Convertible Preferred Stock and all holders of any such Parity Stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to accumulated and unpaid dividends (if any) to which they are entitled. After payment of the full amount of the Liquidation Preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.
Neither the sale, lease nor exchange of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
The Articles of Incorporation, including the Statement with Respect to Shares, does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.
Voting Rights
The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Pennsylvania law or by the Articles of Incorporation from time to time.
Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the Initial Issue Date and ending on, but excluding, October 1, 2020), whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of record of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of record of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting of shareholders or at a special meeting of shareholders as provided below, to vote for the election of a total of two additional members of our board of directors (the “Preferred Stock Directors”); provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that our board of directors shall, at no time, include more than two Preferred Stock Directors.
In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of shareholders be called to elect such Preferred Stock Directors (provided, however, to the extent permitted by our amended and restated by-laws, if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors will be included in the agenda for, and will be held at, such scheduled annual or special meeting of shareholders). The Preferred Stock Directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting rights.
At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of record of a majority of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of record of a majority of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.
As used in this description, “Voting Preferred Stock” means any other class or series of our Parity Stock upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.
If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred

Exhibit 4.03

Stock Director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.
Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of The Nasdaq Global Select Market (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our board of directors for a vote.
So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such shareholders:
•amend or alter the provisions of our Articles of Incorporation so as to authorize or create, or increase the authorized amount of, any Senior Stock;

•amend, alter or repeal the provisions of our Articles of Incorporation or the Statement with Respect to Shares with respect to the Mandatory Convertible Preferred Stock so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

•consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless, in each case: (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such Mandatory Convertible Preferred Stock remaining outstanding or such preference securities, as the case may be, have such special rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation;
provided, however, that in the event that a transaction would trigger voting rights under both the second and third bullet point above, the third bullet point will govern; provided, further, however, that:
•any increase in the amount of our authorized but unissued shares of preferred stock;

•any increase in the amount of authorized or issued shares of Mandatory Convertible Preferred Stock; and

•the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or any class or series of our capital stock ranking junior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding up or dissolution, will be deemed not to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

Exhibit 4.03

The Articles of Incorporation and Pennsylvania law permit us, without the approval of any of our shareholders (including any holders of the Mandatory Convertible Preferred Stock), to establish and issue a new series of preferred stock ranking equally with or junior to the Mandatory Convertible Preferred Stock, which may dilute the voting and other interests of holders of Mandatory Convertible Preferred Stock.
If any amendment, alteration, repeal, binding share exchange, reclassification, merger or consolidation described above would adversely affect the special rights, preferences, privileges or voting powers of one or more but not all series of Voting Preferred Stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock the special rights, preferences, privileges or voting powers of which are adversely affected and entitled to vote, shall vote as a class in lieu of all series of Voting Preferred Stock.
Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and limitations and restrictions thereof, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to:
•to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Statement with Respect to Shares establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Statement with Respect to Shares;

•to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Articles of Incorporation or the Statement with Respect to Shares establishing the terms of the Mandatory Convertible Preferred Stock; or

•to waive any of our rights with respect thereto.
Without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to (i) conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the applicable offering documents relating to our public offering of Mandatory Convertible Preferred Stock consummated on the Initial Issue Date (ii) file a statement of correction with respect to the Statement with Respect to Shares to the extent permitted by Section 138 of the Pennsylvania Associations Code or (iii) amend the Statement with Respect to Shares for the Mandatory Convertible Preferred Stock in connection with a Reorganization Event to the extent required pursuant to the provisions below under the heading “—Recapitalization, Reclassifications and Changes of Our Common Stock.”
Mandatory Conversion
Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the Mandatory Conversion Date (as defined below), into a number of shares of our Common Stock equal to the conversion rate described below.
The conversion rate, which is the number of shares of our Common Stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (excluding any shares of our Common Stock issued in respect of accrued and unpaid dividends, as described below), will be as follows:
•if the Applicable Market Value of our Common Stock is greater than the Threshold Appreciation Price, which is approximately $51.5996, then the conversion rate will be 3.8760 shares of our Common Stock per share of Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”);

•if the Applicable Market Value of our Common Stock is less than or equal to the Threshold Appreciation Price but equal to or greater than the Initial Price, which is approximately $42.9997, then the conversion rate will be equal to $200.00 divided by the Applicable Market Value of our Common Stock, rounded to the nearest ten-thousandth of a share; or

•if the Applicable Market Value of our Common Stock is less than the Initial Price, then the conversion rate will be 4.6512 shares of our Common Stock per share of Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”).

Exhibit 4.03

We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the “Fixed Conversion Rates.” The “Threshold Appreciation Price” is calculated by dividing $200.00 by the Minimum Conversion Rate, and represents an approximately 20% appreciation over the Initial Price. The “Initial Price” is calculated by dividing $200.00 by the Maximum Conversion Rate of 4.6512 shares of Common Stock, and initially is approximately equal to $43.00. The Fixed Conversion Rates are subject to adjustment as described in “—Anti-dilution Adjustments” below.
If we declare a dividend on the Mandatory Convertible Preferred Stock for the dividend period ending on, but excluding, July 1, 2023, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date, as described above under “—Dividends.” If on or prior to July 1, 2023 we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our Common Stock equal to:
•the amount of such accumulated and unpaid dividends that have not been declared (the “Mandatory Conversion Additional Conversion Amount”), divided by

•the greater of (i) the Floor Price and (ii) 97% of the Average Price (calculated using July 1, 2023 as the applicable Dividend Payment Date).
To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of the number of additional shares and 97% of the Average Price, we will, to the extent we are able to do so under applicable Pennsylvania law, declare and pay such excess amount in cash (computed to the nearest cent) pro rata per share to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our Common Stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.
Definitions
“Applicable Market Value” means the Average VWAP per share of our Common Stock over the Settlement Period.
“Settlement Period” means the 20 consecutive Trading Day period commencing on, and including, the 21st Scheduled Trading Day immediately preceding July 1, 2023.
“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be July 1, 2023. If the Mandatory Conversion Date occurs after July 1, 2023 (whether because a Scheduled Trading Day during the Settlement Period is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), no interest or other amounts will accrue as a result of such postponement.
A “Trading Day” means a day on which:
•there is no Market Disruption Event; and

•trading in our Common Stock generally occurs on the Relevant Stock Exchange;
provided, that if our Common Stock is not listed or admitted for trading, “Trading Day” means a “Business Day.”
A “Scheduled Trading Day” is any day that is scheduled to be a Trading Day.
“Market Disruption Event” means:
•a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or

•the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for our Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in our Common Stock.
“Relevant Stock Exchange” means The Nasdaq Global Select Market or, if our Common Stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our

Exhibit 4.03

Common Stock is then listed or, if our Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Common Stock is then listed or admitted for trading.
“VWAP” per share of our Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “IIVI <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day, taking into account any adjustments made to reported trades at or prior to 4:10 p.m., New York time, but excluding any after-market trades (or if such volume-weighted average price is not available or is manifestly erroneous, the market value per share of our Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for this offering). The “Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in such period.
Early Conversion at the Option of the Holder
Other than during a Fundamental Change Conversion Period (as defined below in “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of shares of Mandatory Convertible Preferred Stock will have the right to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to July 1, 2023 (an “Early Conversion”), into shares of our Common Stock at the Minimum Conversion Rate of shares of our Common Stock per share of Mandatory Convertible Preferred Stock, subject to adjustments as described in “—Anti-dilution Adjustments” below.
If, as of the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) of any Early Conversion (the “Early Conversion Date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before the Dividend Payment Date immediately prior to such Early Conversion Date, the conversion rate for such Early Conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our Common Stock equal to:
•such amount of accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock that have not been declared for such prior full dividend periods (the “Early Conversion Additional Conversion Amount”), divided by

•the greater of (i) the Floor Price and (ii) the Average VWAP per share of our Common Stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (the “Early Conversion Average Price”).
To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or deliver shares of our Common Stock in respect of such shortfall.
Except as described above, upon any Early Conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such Regular Record Date, as described under “—Dividends.”
Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount
General
If a “Fundamental Change” (as defined below) occurs on or prior to July 1, 2023, holders of the Mandatory Convertible Preferred Stock will have the right (the “Fundamental Change Conversion Right”) during the Fundamental Change Conversion Period (as defined below) to:
(i) convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) at the conversion rate specified in the table below (the “Fundamental Change Conversion Rate”);

Exhibit 4.03

(ii) with respect to such converted shares, receive a Fundamental Change Dividend Make-whole Amount (as defined below) payable in cash or shares of our Common Stock; and
(iii) with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash or shares of our Common Stock, subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of our Common Stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Fundamental Change Effective Date (as defined below) or the Fundamental Change Conversion Date (as defined below) falls after the Regular Record Date for a declared dividend and prior to the next Dividend Payment Date, such dividend will be paid on such Dividend Payment Date to the holders of record as of such Regular Record Date, as described under “—Dividends” and will not be included in the Accumulated Dividend Amount, and the Fundamental Change Dividend Make-whole Amount will not include the present value of the payment of such dividend.
To exercise this Fundamental Change Conversion Right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period, which we call the “Fundamental Change Conversion Period,” beginning on, and including, the Fundamental Change Effective Date and ending at the close of business on the date that is 20 calendar days after the Fundamental Change Effective Date (or, if later, the date that is 20 calendar days after the date of notice of such Fundamental Change), but in no event later than July 1, 2023. Holders of the Mandatory Convertible Preferred Stock that submit the shares for conversion during the Fundamental Change Conversion Period shall be deemed to have exercised their Fundamental Change Conversion Right. Holders of the Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-whole Amount or the relevant Accumulated Dividend Amount. The “Fundamental Change Conversion Date” refers to the conversion date (as defined below under “—Conversion Procedures—Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change”) during the Fundamental Change Conversion Period.
We will notify holders of the Fundamental Change Effective Date as soon as reasonably practicable and in any event no later than the second Business Day immediately following the Fundamental Change Effective Date.
A “Fundamental Change” will be deemed to have occurred, at any time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, if any of the following occurs:
(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our wholly-owned subsidiaries or any of our or our wholly-owned subsidiaries’ employee benefit plans, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of our Common Stock;
(ii) the consummation of (A) any recapitalization, reclassification or change of our Common Stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of us or binding share exchange pursuant to which our Common Stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours and our subsidiaries taken as a whole, to any person other than one or more of our wholly-owned subsidiaries; or
(iii) our Common Stock (or other common equity underlying the Mandatory Convertible Preferred Stock) ceases to be listed or quoted for trading on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).
However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of Common Stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.

Exhibit 4.03

Fundamental Change Conversion Rate
The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the effective date of the Fundamental Change (the “Fundamental Change Effective Date”) and the price (the “Fundamental Change Share Price”) paid (or deemed paid) per share of our Common Stock in such Fundamental Change. If all holders of our Common Stock receive only cash in exchange for their Common Stock in the Fundamental Change, the Fundamental Change Share Price shall be the cash amount paid per share of Common Stock. Otherwise, the Fundamental Change Share Price shall be the Average VWAP per share of our Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Effective Date.
The Fundamental Change Share Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted Fundamental Change Share Prices will equal (i) the Fundamental Change Share Prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Share Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table below will be subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in “—Anti-dilution Adjustments.”
The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Fundamental Change Share Price and Fundamental Change Effective Date set forth below.

Fundamental Change Share Price
Fundamental Change Effective Date	$10.00	$20.00	$30.00	$40.00	$43.00	$47.50	$51.60	$55.00	$60.00	$70.00	$80.00	$100.00	$120.00
July 7, 2020	4.5110	4.2837	4.1080	3.9970	3.9731	3.9434	3.9216	3.9066	3.8886	3.8633	3.8475	3.8310	3.8240
July 1, 2021	4.5861	4.4180	4.2216	4.0761	4.0432	4.0020	3.9715	3.9506	3.9257	3.8915	3.8708	3.8506	3.8429
July 1, 2022	4.6290	4.5735	4.3961	4.1953	4.1442	4.0786	4.0299	3.9968	3.9586	3.9096	3.8839	3.8640	3.8587
July 1, 2023	4.6512	4.6512	4.6512	4.6512	4.6512	4.2105	3.8760	3.8760	3.8760	3.8760	3.8760	3.8760	3.8760
The exact Fundamental Change Share Price and Fundamental Change Effective Date may not be set forth in the table, in which case:
•if the Fundamental Change Share Price is between two Fundamental Change Share Price amounts in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Share Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365 or 366-day year, as applicable;

•if the Fundamental Change Share Price is in excess of $120.00 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•if the Fundamental Change Share Price is less than $10.00 per share (subject to adjustment in the same manner as the Fundamental Change Share Prices set forth in the first row of the table above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.
Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount
For any shares of Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the Common Stock issued upon conversion at the Fundamental Change Conversion Rate, we will at our option (subject to satisfaction of the requirements described below):
(a) pay in cash (computed to the nearest cent), to the extent we are legally permitted to do so, the present value, computed using a discount rate of 5.00% per annum, of all dividend payments on the Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount) for (i) the partial dividend period, if any,

Exhibit 4.03

from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (ii) all the remaining full dividend periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, July 1, 2023 (the “Fundamental Change Dividend Make-whole Amount”);
(b) increase the number of shares of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) to be issued on conversion by a number equal to (x) the Fundamental Change Dividend Make-whole Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price; or
(c) pay the Fundamental Change Dividend Make-whole Amount in a combination of cash and shares of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) in accordance with the provisions of clauses (a) and (b) above.
In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date and subject to the limitations described below, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount upon conversion. As used herein, the term “Accumulated Dividend Amount” means, in connection with a Fundamental Change, the aggregate amount of accumulated and unpaid dividends, if any, for dividend periods prior to the relevant Fundamental Change Effective Date, including for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date. The Accumulated Dividend Amount will be payable at our election (subject to satisfaction of the requirements described below):
•in cash (computed to the nearest cent), to the extent we are legally permitted to do so,

•in an additional number of shares of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) equal to (x) the Accumulated Dividend Amount divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price, or

•through any combination of cash and shares of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) in accordance with the provisions of the preceding two bullets.
We will pay the Fundamental Change Dividend Make-whole Amount and the Accumulated Dividend Amount in cash, except to the extent we elect on or prior to the second Business Day following the Fundamental Change Effective Date to make all or any portion of such payments in shares of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below). Any such payment in cash may not be permitted by our Credit Agreement or by the terms of our then-existing indebtedness (including our Credit Agreement).
If we elect to deliver Common Stock (or, to the extent applicable, Units of Exchange Property as described below) in respect of all or any portion of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount (or, if applicable, the dollar amount of any portion thereof paid in Common Stock (or, to the extent applicable, Units of Exchange Property as described below)) exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the Fundamental Change Share Price, we will, if we are able to do so under applicable Pennsylvania law, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by the terms of our then-existing indebtedness (including our Credit Agreement). To the extent that we are not able to pay such excess amount in cash under applicable Pennsylvania law, we will not have any obligation to pay such amount in cash or deliver additional shares of our Common Stock in respect of such amount.
No fractional shares of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-whole Amount or the Accumulated Dividend Amount. We will instead, to the extent legally permissible and in compliance with the terms of our then-existing indebtedness, pay a cash adjustment (computed to the nearest cent) to each converting holder that would otherwise be entitled to a fraction of a share of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) based on the Average VWAP per share of our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the relevant conversion date. In the event that we cannot pay cash in lieu of a fractional share, we will instead round up to the nearest whole share for each holder. The terms of our then-existing

Exhibit 4.03

indebtedness, including our Credit Agreement, may not permit the payment of a cash amount in lieu of a fractional share.
However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-whole Amount (whether in cash or in shares of our Common Stock), in whole or in part, due to limitations of applicable Pennsylvania law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of Common Stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Share Price. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Share Price, we will not have any obligation to pay the shortfall in cash or deliver additional shares of our Common Stock in respect of such amount.
As soon as reasonably practical and in any event not later than the second Business Day following the Fundamental Change Effective Date, we will notify holders of:
•the Fundamental Change Conversion Rate;

•the Fundamental Change Dividend Make-whole Amount and whether we will pay such amount in cash, shares of our Common Stock (or, to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable; and

•the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether we will pay such amount in cash, shares of our Common Stock (or, to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable.
Our obligation to deliver shares at the Fundamental Change Conversion Rate and pay the Fundamental Change Dividend Make-whole Amount (whether in cash, our Common Stock (or, to the extent applicable, Units of Exchange Property as described below) or any combination thereof) could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and therefore may not be enforceable in whole or in part.
Conversion Procedures
Upon Mandatory Conversion
Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of Common Stock on the Mandatory Conversion Date.
If more than one share of the Mandatory Convertible Preferred Stock held by the same holder is automatically converted on the Mandatory Conversion Date, the number of shares of our Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so converted.
A holder will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our Common Stock upon conversion, but a holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than the holder’s name.
So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of Common Stock issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash to which the converting holder is entitled, on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after the converting holder has paid in full all applicable taxes and duties, if any.
The person or persons entitled to receive the shares of our Common Stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the Mandatory Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the Mandatory Conversion Date, the Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and a holder will have no rights, powers, preferences or privileges with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Exhibit 4.03

Upon Early Conversion or Upon a Conversion in Connection with a Fundamental Change
If a holder elects to convert the Mandatory Convertible Preferred Stock prior to July 1, 2023, in the manner described in “—Early Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” a holder must observe the following conversion procedures:
•if such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program; and

•if such holder holds shares of the Mandatory Convertible Preferred Stock in certificated form, such holder must comply with certain procedures set forth in the Statement with Respect to Shares.
The “conversion date” will be the date on which a holder has satisfied the foregoing requirements, to the extent applicable.
If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.
A holder will not be required to pay any taxes or duties relating to the issuance or delivery of our Common Stock upon conversion, but a holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than its own.
So long as the shares of the Mandatory Convertible Preferred Stock being converted are in global form, the shares of Common Stock will be issued and delivered to the converting holder through the facilities of DTC on the latest of (i) the second Business Day immediately succeeding the conversion date, (ii) the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the Business Day after a holder has paid in full all applicable taxes and duties, if any.
The person or persons entitled to receive the Common Stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date. Except as provided in “—Anti-dilution Adjustments,” prior to the close of business on the applicable Early Conversion Date or Fundamental Change Conversion Date, the Common Stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be outstanding, or deemed to be outstanding, for any purpose and a holder will have no rights, powers, preferences or privileges with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Fractional Shares
No fractional shares of our Common Stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our Common Stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our Common Stock over the five consecutive Trading Day period ending on, and including, the second Trading Day immediately preceding the relevant conversion date. In the event that we cannot pay cash in lieu of a fractional share, we will instead round up to the nearest whole share for each holder. The terms of our then-existing indebtedness, including our Credit Agreement, may not permit the payment of a cash amount in lieu of a fractional share.
Anti-dilution Adjustments
Each Fixed Conversion Rate will be adjusted as described below, except that we will not make any adjustments to the Fixed Conversion Rates if holders of the Mandatory Convertible Preferred Stock participate (other than in the case of a share split or share combination or a tender or exchange offer described in clause (5) below), at the same time and upon the same terms as holders of our Common Stock and solely as a result of holding the Mandatory Convertible Preferred Stock, in any of the transactions described below without having to convert their Mandatory Convertible Preferred Stock as if they held a number of shares of Common Stock equal to (i) the Maximum

Exhibit 4.03

Conversion Rate as of the record date for such transaction, multiplied by (ii) the number of shares of Mandatory Convertible Preferred Stock held by such holder.
(1) If we exclusively issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date (as defined below) of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0 =	the number of shares of our Common Stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of our Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our Common Stock outstanding immediately prior to the close of business on the relevant record date or immediately prior to the open of business on the relevant effective date, as the case may be, and the number of shares of our Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that we hold in treasury. We will not pay any dividend or make any distribution on shares of our Common Stock that we hold in treasury.
“Effective date” as used in this clause (1) means the first date on which the shares of our Common Stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.
“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which our Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).
(2) If we issue to all or substantially all holders of our Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our Common Stock at a price per share that is less than the Average VWAP per share of our Common Stock for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, each Fixed Conversion Rate will be increased based on the following formula:

Exhibit 4.03

CR1 = CR0 ×	OS0 + X
OS0 + Y
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our Common Stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our Common Stock issuable pursuant to such rights, options or warrants; and

Y =
the number of shares of our Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of our Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered after the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered, if any. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to issue such rights, options or warrants, to such Fixed Conversion Rate that would then be in effect if such record date for such issuance had not occurred.
For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our Common Stock to subscribe for or purchase shares of our Common Stock at less than such Average VWAP per share for the ten consecutive trading day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our Common Stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof in good faith.
(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Common Stock, excluding:
•dividends, distributions or issuances as to which the provisions set forth in clause (1) or (2) shall apply;

•dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•any dividends and distributions upon conversion of, or in exchange for, our Common Stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change

Exhibit 4.03

in the consideration due upon conversion as described below under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•except as otherwise described below, rights issued pursuant to a shareholder rights plan adopted by us; and

•spin-offs as to which the provisions set forth below in this clause (3) shall apply;
then each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 - FMV
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such record date;
SP0 =
the Average VWAP per share of our Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date (as defined below) for such distribution; and

FMV =
the fair market value (as determined by our board of directors or a committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of our Common Stock on the ex-date for such distribution.

“Ex-date” means the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of our Common Stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect on the record date for the distribution.
If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:
•we will not adjust the Fixed Conversion Rates pursuant to the foregoing in this clause (3) until the earliest of these triggering events occurs; and

•we will readjust the Fixed Conversion Rates to the extent any of these rights, options or warrants are not exercised before they expire; provided that the rights, options or warrants trade together with our Common Stock and will be issued in respect of future issuances of the shares of our Common Stock.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or

Exhibit 4.03

admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the open of business on the ex-date for the spin-off;
CR1 =	such Fixed Conversion Rate in effect immediately after the open of business on the ex-date for the spin-off;

FMV0 =
the Average VWAP per share of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the ten consecutive Trading Day period commencing on, and including, the ex-date for the spin-off, or the “valuation period”; and

MP0 =	the Average VWAP per share of our Common Stock over the valuation period.
The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated as of the close of business on the last Trading Day of the valuation period but will be given retroactive effect as of immediately after the open of business on the ex-date of the spin-off. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our Common Stock issuable to a holder occurs during the valuation period until the second Business Day after the last Trading Day of such valuation period. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(4) If any cash dividend or distribution is made to all or substantially all holders of our Common Stock, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 - C
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =
the Average VWAP per share of our Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our Common Stock.
Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of our Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of our Common Stock equal to the Maximum Conversion Rate on the record date for such cash dividend or distribution.
(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share

Exhibit 4.03

of Common Stock exceeds the Average VWAP per share of our Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each Fixed Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1
where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the expiration date;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the expiration date;

AC =
the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =
the number of shares of our Common Stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =
the number of shares of our Common Stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of our Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the expiration date (the “averaging period”).
The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated at the close of business on the last Trading Day of the averaging period but will be given retroactive effect as of immediately after the close of business on the expiration date. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our Common Stock issuable to a holder occurs during the averaging period until the second Business Day after the last Trading Day of such averaging period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in any Fixed Conversion Rate.
In the event that we or one of our subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall again be adjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made (or had been made only in respect of the purchases that have been made and not rescinded).
We may, to the extent permitted by law and the rules of The Nasdaq Global Select Market or any other securities exchange on which our Common Stock or the Mandatory Convertible Preferred Stock is then listed, increase each Fixed Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and our board of directors (or a committee thereof) determines that such increase would be in our best interest. In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our Common Stock resulting from any dividend or distribution of shares of our Common Stock (or issuance of rights or warrants to acquire shares of our Common Stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.
Holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, including a distribution of cash dividends to holders of our shares of Common Stock, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the Fixed Conversion Rates.
If we have a rights plan in effect upon conversion of the Mandatory Convertible Preferred Stock into Common Stock, a holder will receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, each Fixed Conversion Rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our Common Stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause

Exhibit 4.03

(3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a shareholder rights plan in effect.
Adjustments to the Fixed Conversion Rates will be calculated to the nearest 1/10,000th of a share of our Common Stock. No adjustment to any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% to each of the Fixed Conversion Rates; provided, however, that if an adjustment is not made because the adjustment does not change each of the Fixed Conversion Rates by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of our Common Stock issuable to a holder upon any conversion of the Mandatory Convertible Preferred Stock, and on each Trading Day during the Settlement Period or any other valuation period in connection with a conversion of the Mandatory Convertible Preferred Stock, we will give effect to all adjustments that we have otherwise deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.
The Fixed Conversion Rates will not be adjusted:
•upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in Common Stock under any plan;

•upon the issuance of any shares of our Common Stock or options, restricted share units, performance share units, rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

•upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Mandatory Convertible Preferred Stock was first issued;

•for a change in the par value of our Common Stock;

•for sales of our Common Stock for cash, other than in a transaction described in clause (2) or clause (3) above;

•for stock repurchases that are not tender or exchange offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our board of directors; or

•for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Early Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”
Except as otherwise provided above, we will be responsible for making all calculations called for under the Mandatory Convertible Preferred Stock. These calculations include, but are not limited to, determinations of the Fundamental Change Share Price, the VWAPs, the Average VWAPs and the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock.
We will be required, within ten Business Days after the Fixed Conversion Rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each adjusted Fixed Conversion Rate.

Exhibit 4.03

For the avoidance of doubt, if an adjustment is made to the Fixed Conversion Rates, no separate inversely proportionate adjustment will be made to the Initial Price or the Threshold Appreciation Price because the Initial Price is equal to $200.00 divided by the Maximum Conversion Rate (as adjusted in the manner described herein) and the Threshold Appreciation Price is equal to $200.00 divided by the Minimum Conversion Rate (as adjusted in the manner described herein).
Whenever the terms of the Mandatory Convertible Preferred Stock require us to calculate the VWAP per share of our Common Stock over a span of multiple days, our board of directors or a committee thereof will make appropriate adjustments in good faith (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Fundamental Change Share Price and the Average Price (as the case may be)) to account for any adjustments to the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or Expiration Date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).
If:
•the record date for a dividend or distribution on shares of our Common Stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

•that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record of our Common Stock for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our Common Stock together with the number of shares of our Common Stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.
Recapitalizations, Reclassifications and Changes of Our Common Stock
In the event of:
•any consolidation or merger of us with or into another person;

•any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•any reclassification of our Common Stock into securities (other than a share split or share combination), including securities other than our Common Stock; or

•any statutory exchange of our securities with another person (other than in connection with a merger or acquisition), in each case, as a result of which our Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of Exchange Property that a holder of one share of Common Stock is entitled to receive), and, at the effective time of such Reorganization Event, we shall amend the Statement

Exhibit 4.03

with Respect to Shares without the consent of any of the holders of the Mandatory Convertible Preferred Stock to provide for such change in the convertibility of the Mandatory Convertible Preferred Stock. If the transaction causes our Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the Exchange Property into which the Mandatory Convertible Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our Common Stock in such Reorganization Event.
The number of Units of Exchange Property we will deliver upon conversion of each share of the Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such Reorganization Event will be determined as if references to our Common Stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a Fundamental Change and/or the description of the relevant dividend payment provisions, as the case may be, were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying shares of our Common Stock). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under “—Mandatory Conversion” will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a Unit of Exchange Property will be determined in good faith by our board of directors or a committee thereof (which determination will be final), except that if a Unit of Exchange Property includes Common Stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such Common Stock or ADRs will be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume-weighted average prices for such Common Stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or a committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such Common Stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions of this paragraph will apply to successive Reorganization Events, and the provisions summarized under “—Anti-dilution Adjustments” will apply to any shares of common equity or ADRs of us or any successor received by the holders of shares of our Common Stock in any such Reorganization Event. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and conversion of the Mandatory Convertible Preferred Stock.
Reservation of Shares
We will at all times reserve and keep available out of the authorized and unissued shares of Common Stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of our Common Stock as shall be issuable from time to time upon the conversion of all the shares of the Mandatory Convertible Preferred Stock then outstanding (assuming, for such purposes, the maximum increase in the conversion rate in connection with the Mandatory Conversion Additional Conversion Amount).
Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent
American Stock Transfer & Trust Company LLC is the transfer agent and registrar of our Common Stock and serves as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.
Book-Entry, Delivery and Form
The Mandatory Convertible Preferred Stock is issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form is limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records

Exhibit 4.03

maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Statement with Respect to Shares. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Statement with Respect to Shares.
Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate Liquidation Preference of such global certificate representing the shares of the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the Mandatory Convertible Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. We understand that DTC is:
•a limited purpose trust company organized under the laws of the State of New York;

•a “banking organization” within the meaning of New York Banking Law;

•a member of the Federal Reserve System;

•a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:
•securities brokers and dealers;

•banks and trust companies; and

•clearing corporations and certain other organizations.
Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Exhibit 4.03

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Beneficial interests in Mandatory Convertible Preferred Stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.